EXHIBIT 10.4

ENTRUST, INC.

Restricted Stock Unit Award Agreement

CEO

Granted Under the 2006 Stock Incentive Plan

13) Grant of Restricted Stock Unit. This agreement evidences the grant by Entrust, Inc., a Maryland corporation (the “Company”), on the issue date to participant (see summary above) (“Grant Date”), an employee of the Company (the “Participant”) of a restricted stock unit (“Restricted Stock Unit”), on the terms provided herein and in the Company’s 2006 Stock Incentive Plan (the “Plan”), for the total quantity (see summary above) of shares of common stock, $0.01 par value, of the Company (“Common Stock”) (the “Shares”) at the grant price (see summary above) per Share. In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Award Agreement, the terms and conditions of the Plan shall prevail. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Award Agreement.

14) Vesting Schedule. [INSERT VESTING INFORMATION].

Accelerated vesting. If, within 12 months after an Acquisition Event (as defined in the Plan), (a) the Participant is terminated by the Company without “Cause;” or (b) if the Participant has an employment agreement or severance or change in control agreement with the Company or an affiliate of the Company, (x) there is a termination by the Participant for “Good Reason” (as defined in the applicable agreement) or (y) the Participant’s employment is terminated by means of “Constructive Dismissal,” or “Constructive Discharge,” as applicable (as such applicable term may be defined in the applicable agreement), then the vesting schedule of this option shall be accelerated so that all of the number of shares which would otherwise have first become exercisable on any vesting date scheduled to occur on or after the date of such termination shall become vested immediately prior to such termination. For this purpose “Cause” shall mean the following (unless the employee has an employment or severance or change in control agreement in which case the definition of “Cause” (if included in such agreement) from such agreement will apply): (i) willful misconduct or gross negligence in carrying out your assigned duties, (ii) knowing violation of any reasonable rule, direction or policy of the Company, its President, or its Board, (iii) any act of misappropriation, embezzlement, intentional fraud, or similar conduct involving the Company, (iv) conviction or a plea of nolo contendere or the equivalent to a felony, (v) failure to comply with all material applicable laws and regulations in performing your duties and responsibilities for the Company and (vi) abuse of alcohol or of any controlled substance.

15) Earning of Restricted Stock Units. Each Restricted Stock Unit has a value equal to the Fair Market Value of a Share on the date it becomes vested. Unless and until the Restricted Stock Units will have vested, the Participant will have no right to payment of any such Restricted Stock Units. Prior to actual payment of any vested Restricted Stock Units, such Restricted Stock Units will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

Notwithstanding any contrary provision of this Agreement, if Participant ceases to be a Service Provider for any or no reason, the then-unvested Restricted Stock Units (after taking into any accelerated vesting that may occur as the result of any such termination) awarded by this Agreement will thereupon be forfeited at no cost to the Company and the Participant will have no further rights thereunder.

Any Restricted Stock Units that vest in accordance with Section 2 will be paid to the Participant (or in the event of the Participant’s death, to his or her estate) in whole Shares, provided that to the extent determined appropriate by the Company in its discretion, any federal, state and local withholding taxes with respect to such Restricted Stock Units will be paid by reducing the number of Shares actually paid to the Participant.

Any distribution or delivery to be made to the Participant under this Agreement will, if the Participant is then deceased, be made to the Participant’s designated beneficiary, or if no beneficiary survives the Participant, the administrator or executor of the Participant’s estate. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

16) Non-Transferability of Restricted Stock Units. Except to the limited extent provided in paragraph 5, this Restricted Stock Unit may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Participant only by Participant. Notwithstanding the foregoing sentence, Participant may, in a manner and in accordance with terms specified by the Board, transfer this Restricted Stock Unit to Participant’s spouse, former spouse or dependent pursuant to a court-approved domestic relations order which relates to the provision of child support, alimony payments or marital property rights. Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

17) Withholding of Taxes. Notwithstanding any contrary provision of this Award Agreement, no certificate representing the Shares will be issued to the Participant, unless and until satisfactory arrangements (as determined by the Board) will have been made by the Participant with respect to the payment of income, employment and other taxes which the Company determines must be withheld with respect to such shares so issuable. The Board, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit the Participant to satisfy such tax withholding obligation, in whole or in part (without limitation) by one or more of the following: (a) paying cash, (b) electing to have the Company withhold otherwise deliverable shares of Common Stock having a Fair Market Value equal to the minimum amount required to be withheld, (c) delivering to the Company already vested and owned shares of Common Stock having a Fair Market Value equal to the amount required to be withheld, or (d) selling a sufficient number of such shares of Common Stock otherwise deliverable to Participant through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld. If the Participant fails to make satisfactory arrangements for the payment of any required tax withholding obligations hereunder at the time any applicable Shares otherwise are scheduled to vest pursuant to Section 2, the Participant will permanently forfeit such Shares and the Shares will be returned to the Company at no cost to the Company.

18) Rights as Stockholder. Neither the Participant nor any person claiming under or through the Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant.

19) No Effect on Employment or Service. Participant acknowledges and agrees that the vesting of shares pursuant to the vesting schedule hereof is earned only by continuing as an employee, consultant or non-employee director at the will of the company (and not through the act of being hired, being granted an option or purchasing shares hereunder). Participant further acknowledges and agrees that this agreement, the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of continued engagement as an employee, consultant or non-employee director for the vesting period, for any period, or at all, and will not interfere with Participant’s right or the company’s right to terminate Participant’s relationship as an employee, consultant or non-employee director at any time, with or without cause.

20) Tax Consultation. Participant understands that Participant may suffer adverse tax consequences as a result of Participant’s exercise hereunder. Participant represents that Participant has consulted with any tax consultants Participant deems advisable in connection with the purchase or disposition of the Shares and that Participant is not relying on the Company for any tax advice.

21) Address for Notices. Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company at Entrust, Inc., One Hanover Park, Suite 800, 16633 Dallas Parkway, Addison, Texas 75001 or at such other address as the Company may hereafter designate in writing.

22) Board Authority. The Board will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested). All actions taken and all interpretations and determinations made by the Board in good faith will be final and binding upon Participant, the Company and all other interested persons. No member of the Board or its Committee administering the Plan will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award Agreement.

23) Agreement Severable. In the event that any provision in this Award Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.

24) Entire Agreement; Governing Law. The Plan is incorporated herein by reference. The Plan and this Award Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof, and may not be modified adversely to the Participant’s interest except by means of a writing signed by the Company and Participant. This Award Agreement is governed by Maryland law except for that body of law pertaining to conflict of laws.

IN WITNESS WHEREOF, the Company has caused this option to be executed under its corporate seal by its duly authorized officer. This option shall take effect as a sealed instrument.

ENTRUST, INC.

Jerry C Jones

PARTICIPANT’S ACCEPTANCE

By clicking the “ACCEPT” icon, the Participant hereby accepts the foregoing option and agrees to these terms and conditions. Participant hereby acknowledges receipt of a copy of the Plan.